UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2009

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 17, 2009, Landry’s Restaurants, Inc. (the "Company") entered into a Purchase Agreement (the "Agreement") with Jefferies & Company, UBS Securities, Inc. and Deutsche Bank Securities, Inc. (the "Initial Purchasers") relating to the offer and sale by the Company of $406.5 million aggregate principal amount of its 11.625% senior secured notes due 2015 (the "Notes"). The Company will receive gross proceeds of $400.1 million. The Notes will be offered and sold to the Initial Purchasers and resold only to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (The "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act. The issuance of the Notes is expected to occur on or about November 30, 2009. The Notes will be issued pursuant to an indenture among the Company, the Guarantors (as defined below) and Deutsche Bank Trust Company America, as trustee. Holders of the Notes will be entitled to the benefits of a Registration Rights Agreement to be executed among the Initial Purchasers and the Company.

The Notes will be a senior secured obligation of the Company. The Notes will be unconditionally guaranteed as to principal, premium, if any, and interest by all current and future domestic restricted subsidiaries of the Company (each individually a "Guarantor" and collectively, the "Guarantors"). Interest on the Notes will accrue from November 30, 2009, and the Company will pay interest twice a year, on each December 1 and June 1, beginning June 1, 2010. The Company may redeem (i) up to 35% of the Notes at a redemption price of 111.625% of the principal amount thereof with net cash proceeds of certain equity offerings, on or prior to December 1, 2012, and (ii) beginning on December 1, 2012, all or any part of the Notes at a decreasing premium beginning at 105.813% plus accrued and unpaid interest. The Company is required to offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued interest, if it experiences a change in control as defined in the indenture.

The Company plans to use the gross proceeds from the offering and sale of the Notes, together with borrowings under an amended and restated senior credit facility, to refinance debt, pay related transaction fees and expenses and for general corporate purposes or, if consummated for the proposed acquisition of us by Mr. Fertitta.

The Agreement provides that the obligation of the Initial Purchasers is subject to certain customary conditions to closing, and the Initial Purchasers are committed to purchase all of the Notes if any of them are purchased. The Initial Purchasers will not be required to purchase the Notes in the event of certain customary material adverse changes affecting the Company’s business or market conditions. The Company has agreed to indemnify the Initial Purchasers against certain potential liabilities in connection with the offering.

An affiliate of the Initial Purchasers ("Jefferies Finance LLC") currently serves as a lender under the Company’s existing senior credit facility, which will be amended and restated on the closing date of the Agreement. The affiliate will remain a lender under the amended and restated credit agreement as well.

The summary of the foregoing transaction is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10−K for the year ended December 31, 2009.

Item 8.01 Other Events.

The Company also announced that it is expecting to close a $235.6 million amended and restated credit facility consisting of a four year $75 million revolving credit facility and a four year $160.6 million term loan on November 30, 2009, subject to customary conditions.

The above refinancings do not affect the outstanding debt on the Golden Nugget Hotel and Casino of approximately $498.1 million.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. Description

99.1 Press Release dated November 17, 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

November 17, 2009	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 17, 2009